EXHIBIT 99.1
MINRAD International, Inc. Announces Appointment of David T. DiGiacinto as President and Chief Operating Officer
Orchard Park, NY (March ___, 2008) MINRAD International, Inc. (AMEX: BUF) today announced its Board of Directors approved the appointment of David T. DiGiacinto as President and Chief Operating Officer, effective April 1, 2008, when he will take over the day-to-day operations of the Company. Mr. DiGiacinto’s appointment is the first step in a transition in which he will become Chief Executive Officer of the Company beginning on January 1, 2009. William H. Burns, Jr. will continue to serve as Chief Executive Officer through the end of the year and has agreed to continue serving as Chairman of the Board of Directors until the Company’s 2009 annual meeting, on terms and conditions which have not been finalized but which are expected to be determined within the next two months. It is anticipated he will also continue to serve on the Scientific Advisory Board of the Company during the transition and after his term as Chairman expires.
Mr. DiGiacinto is joining Minrad from Spencer Trask & Co., a private equity firm based in New York City, where he served as a Senior Managing Director. Spencer Trask invests primarily in early stage companies with technologies in a variety of market segments. Mr. DiGiacinto was mainly focused on Healthcare, Specialty Chemicals, Nutritionals and Food Ingredients. Spencer Trask Specialty Group LLC, an affiliate of Spencer Trask & Co., was an early stage investor in Minrad, Inc. in 1999 and provided the primary financing to Minrad through 2002. Mr. DiGiacinto currently serves as an advisor to the Company and has been a member of the Board of Directors since 2004. He will continue to serve as a director of the Company after assuming his new position.
Prior to joining Spencer Trask in 2000, Mr. DiGiacinto spent 18 years at Pfizer, Inc. While with Pfizer, he performed several operational and management functions both in the U.S. and Internationally. These included serving as its Director of Marketing in charge of a variety of products, including bulk antibiotics; profit and loss responsibility over its Latin American Division; and management of it’s Worldwide Brewery and Dairy Division, which included both manufacturing and packaging sites. Mr. DiGiacinto is a graduate of the U.S. Military Academy at West Point. After graduation, he spent nearly seven years serving as a pilot in the U.S. Air Force. After leaving the service, he flew for a year commercially before joining Pfizer.
In order to ensure an orderly transition and to assist Mr. DiGiacinto in his new role, William H. Burns, Jr. will continue to serve as Chief Executive Officer through the end of the year. In addition to assisting Mr. DiGiacinto in his transition to Chief Executive Officer, Mr. Burns will continue to be responsible for strategic initiatives of the Company, including the expansion of its international operations, its conscious sedation program and implementing the strategy to secure the anesthesia business of the Group Purchasing Organizations in the United States. Mr. DiGiacinto stated “ Bill Burns and I have worked together over the past eight years to help Minrad move from an early stage company to a company publicly traded on the American Stock Exchange. I am excited to begin this new role at Minrad, and look forward to our working together over the next year to continue the company’s development.

Contact:	Charles T. Trego, Jr.; Executive V.P. and CFO ctrego@minrad.com (716) 855-1068 www.minrad.com
About the Company
MINRAD International, Inc. is an interventional pain management company with real-time image guidance and anesthesia and analgesia product lines. The real-time image guidance products facilitate minimally invasive surgery especially for pain management and have broad applications in orthopedics, neurosurgery, and interventional radiology. These devices enable medical professionals to improve the accuracy of interventional procedures and reduce radiation exposure. MINRAD International also manufactures and markets generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. The company is developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide in dental surgery, provides a patient with pain relief without loss of consciousness. Additional information can be found at the company’s website, www.minrad.com.
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The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Factors that may cause actual results to differ materially from those expressed or implied by its forward-looking statements include, but are not limited to, Minrad International’s limited operating history and business development associated with being a growth stage company; its dependence on key personnel; its need to attract and retain technical and managerial personnel; its ability to execute its business strategy; the intense competition it faces; its ability to protect its intellectual property and proprietary technologies; its exposure to product liability claims resulting from the use of its products; general economic and capital market conditions; financial conditions of its customers and their perception of its financial condition relative to that of its competitors; as well as those risks described under the heading “Risk Factors” of Minrad International’s Form 10-KSB, filed with the Securities and Exchange Commission on March 29, 2007. Although Minrad International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.